Exhibit 99.3

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

Year Ended July 31, 1998	5 Months Ended December 31,	Years Ended December 31,
	1998	1999	2000	2001	2002

2.1	1.9	1.8	1.5	1.4	(a)

For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding preferred stock dividends and capitalized interest) to pretax income from continuing operations before adjustment for minority interest in income of consolidated partnership or equity in income of unconsolidated ventures plus distributions from equity investee.  Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

CALCULATION OF COMBINED RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDEND REQUIREMENTS

(DOLLAR AMOUNTS IN THOUSANDS)

	Years Ended December 31,				5 Months Ended December 31, 1998	Year Ended July 31, 1998
	2002	2001	2000	1999
EARNINGS:
Pretax income from continuing operations before adjustment for minority interests in income of consolidated partnership or equity in income of unconsolidated ventures	$12,763	$65,985	$78,805	$106,227	$39,098	$54,972
Interest expense (including amortization of debt discount and issuing costs)	93,002	83,678	92,915	81,412	27,168	36,815
Distributions from equity investee	3,761	325	—	—	—	—
Interest component of rental expense	428	426	330	341	145	348
Total	$109,954	$150,414	$172,050	$187,980	$66,411	$92,135

FIXED CHARGES:
Interest expense (including amortization of debt discount and issuing costs)	$93,002	$83,678	$92,915	$81,412	$27,168	$36,815
Capitalized interest	3,733	2,635	436	126	5	12
Interest component of rental expense	428	426	330	341	145	348
Total	$97,163	$86,739	$93,681	$81,879	$27,318	$37,175

PREFERRED DIVIDEND REQUIREMENTS	$21,023	$22,639	$22,635	$22,777	$6,914	$5,850

TOTAL FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS	$118,186	$109,378	$116,316	$104,656	$34,232	$43,025

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS	(a)	1.4	1.5	1.8	1.9	2.1

(a) Due to impairment of real estate charges of $88.6 million in 2002, the coverage ration was less than 1:1.  The Company would require additional earnings of approximately $3.5 million to achieve coverage of 1:1.